EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, announced financial results for the quarter ended September 30, 2022.

Financial Highlights Q1, 2022-23

●	Net revenues increased to PKR 1,716 million compared to PKR 1,252 million in corresponding quarter of last fiscal year

●	Gross profit increased to PKR 476 million versus PKR 363 million in the same period of last fiscal year

●	Company posted a net profit of PKR 191 million or a profit of PKR 2.17 per diluted share compared to PKR 193 million last year or PKR 2.15 per diluted share

Company posted revenues of PKR 1,716 million for the quarter ended September 30, 2022 compared with PKR 1,252 million in same quarter of last year. Gross profit clocked at PKR 476 million compared to PKR 363 million in the corresponding period. The Company posted a net profit after tax of PKR 191 million or a profit of PKR 2.17 per diluted share in comparison of PKR 193 million or PKR 2.15 per diluted share in the same quarter of fiscal year 2022.